September 5, 2024

Anthony Vang
Treasurer and Principal Accounting Officer
SecureTech Innovations, Inc.
2355 Highway 36 West, Suite 400
Roseville, MN 55113

       Re: SecureTech Innovations, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2023
           Filed May 1, 2024
           Form 10-Q for the Fiscal Quarter Ended March 31, 2024
           Filed May 15, 2024
           File No. 000-55927
Dear Anthony Vang:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing